Exhibit 99.1

             DAVID J. FITZPATRICK JOINS NOVELIS' BOARD OF DIRECTORS

ATLANTA, March 24 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL; Toronto) today announced the appointment of David J. FitzPatrick, special advisor to the chief executive officer of Tyco International Ltd., to the Novelis Board of Directors, effective immediately.

FitzPatrick, 51, was previously executive vice president and chief financial officer of Tyco, a post he held from September 2002 until March 2005. He was senior vice president and chief financial officer for United Technologies Corporation from June 1998 until September 2002.

"Dave's experience and expertise in international business and financial strategy will greatly benefit Novelis as we focus on de-levering the company in the short term, while positioning for long-term success," said J.E. Newall, non-executive chairman of the Novelis Board of Directors. "We welcome him to our team."

"Novelis has tremendous opportunities and an enviable market-leading position right out of the gate," FitzPatrick said. "I look forward to working with the Board and the leadership team to help shape the future of this company."

Novelis, incorporated Jan. 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling, with 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to automotive, transportation, beverage and food packaging, construction, industrial and printing markets. Please visit www.novelis.com .

Statements made in this news release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual results could differ materially from those expressed or implied in such statements. Reference should be made to the recent Form 10 for a summary of major risk factors.

SOURCE  Novelis Inc.
    -0-                             03/24/2005
    /CONTACT: Media, Jennifer Dervin, +1-404-814-4208, or Investors, Holly Ash, +1-404-814-4212 , both of Novelis Inc./
    /Web site:  http://www.novelis.com /